Exhibit 14.1
CODE OF CONDUCT
APPLIED DIGITAL CORPORATION
As adopted by the Board of Directors, effective April 26, 2024
Applied Digital Corporation (together with its subsidiaries, the “Company”) is committed to conducting its business in accordance with the highest standards of business conduct and ethics, and applicable laws, regulations, rules and standards. This Code of Conduct (this “Code”) is designed to help to foster a culture of honesty and accountability by setting forth principles that govern how the Company does business, guidance in dealing with ethical issues and mechanisms to ask questions and report concerns. In addition, this Code does not reflect all policies and procedures of the Company, certain of which are set forth in other policies that are available either in the Employee Handbook or upon request directed to the Company’s General Counsel or Human Resources. In the absence of a General Counsel, all references to General Counsel herein shall be to the Chief Financial Officer.
This Code is endorsed by and has the full support of the Company’s Board of Directors, which will take appropriate actions to regularly oversee its enforcement.

APPLICABILITY AND CERTIFICATION
This Code applies to all employees, officers and directors of the Company, including all employees, officers and directors of the Company’s subsidiaries (collectively referred to herein as “you”), and applies whether you are working at the Company’s premises or at any other location, including working remotely. Some of our policies even apply to the actions of family members, such as those related to conflict of interest and securities trading. Adherence to all of our internal policies is critical to our ability to make the right decisions and to fulfill our purpose. In addition, the Company seeks to do business with agents, consultants, contractors, suppliers and other third parties who act in a manner consistent with this Code.
The Company uses disciplinary processes that will treat all employees, officers and directors of the Company fairly. Behavior inconsistent with this Code, or other policies, applicable laws or regulations may lead to disciplinary action up to and including termination, unless those disciplinary actions are prohibited by applicable law. The Company pursues those who attempt to commit crimes and other unlawful acts and refers them to prosecution or to government agencies as appropriate.
You are required to become familiar with this Code and conduct yourself honestly, ethically and in compliance with applicable laws, regulations and standards and the Company’s policies. You are required to certify, upon joining the Company and annually thereafter, as to your compliance with this Code.

ASKING QUESTIONS AND RAISING CONCERNS
There may be times when you are faced with a difficult situation not specifically addressed in this Code or other policy. If you are ever unsure about the right thing to do in a business situation, you should seek guidance. In addition, you have a responsibility to promptly report if you know of or suspect misconduct. Reporting concerns contributes to the Company’s ethical culture and helps the Company promptly address situations that, if left unaddressed, could adversely impact the Company and others.

The Company is committed to fostering an environment in which all employees are encouraged to ask questions and raise concerns about any potential, suspected or known violation that has occurred, may occur and/or is occurring of any applicable law, regulation, rule or standard, this Code or any other Company policy, free from fear of discrimination, harassment or other forms of retaliation.
Reports or concerns may be made confidentially or anonymously. These reporting mechanisms are designed to protect confidentiality and requested anonymity while providing the Company with information so that it can investigate reports of actual or suspected misconduct as appropriate.

REPORTING CONCERNS
Any person may report a concern in writing or orally by communicating it to one of the following:
•Your manager
•Compliance
•Human Resources
•General Counsel
•For accounting, auditing and financial disclosure related concerns: Audit Committee, Applied Digital Corporation, 3811 Turtle Creek Blvd., Suite 2100, Dallas, TX 75219, Attention: Audit Committee Chair
•Email to Audit Committee: reporting@applieddigital.com
If you submit a concern orally to your manager, Compliance, Human Resources, the General Counsel or the Audit Committee, you should request written acknowledgment that you have submitted a concern.
All reported concerns will be reviewed by Compliance, and concerns regarding accounting, auditing and financial disclosure will also be communicated to the Chair of the Audit Committee.
Confidential Reporting
You may request that your report of a concern through any of the channels listed above be treated confidentially subject to the Company’s interests in properly investigating the concern and/or taking other action to protect the health and safety of individuals and the Company’s interests.
Anonymous Reporting
You may also report concerns anonymously to:
•Audit Committee, Applied Digital Corporation, 3811 Turtle Creek Blvd., Suite 2100, Dallas, TX 75219, Attention: Audit Committee Chair

If you submit a concern anonymously, please ensure that you provide sufficiently detailed information to enable the concern to be properly investigated (including, for example, details relating to the facts underlying the concern and the person(s) involved).
All anonymously reported concerns will be reviewed by Compliance, and concerns regarding accounting, auditing and financial disclosure will also be communicated to the Chair of the Audit Committee.
While the Company encourages internal reporting to the Company of concerns, nothing in this Code restricts or limits your ability to report concerns directly to a regulatory agency.
Protection for Reporting Concerns / Anti-Retaliation Policy
Certain laws and regulations prohibit retaliatory action against employees who report potential wrongdoing in certain circumstances. The Company prohibits retaliation against employees for reporting concerns in good faith or for participating in an investigation. Making a report in “good faith” means that you have provided all the information you have and that you reasonably believe there has been a possible violation of applicable law, regulation, rule or standard, this Code or any other Company policy, even if your report turns out to be unsubstantiated. Retaliation includes any unfavorable job action (such as termination, demotion, suspension, discipline, reduced hours, transfer or adverse compensation action), threat, harassment or other discrimination in the terms and conditions of employment.
Retaliation is a violation of this Code and the Policy for Reporting Concerns and may also violate the law. Any retaliation should be reported in accordance with this Code and the Policy for Reporting Concerns.

ACCOUNTABILITY FOR CODE VIOLATIONS
Because this Code is a key component of the Company’s compliance program and plays an integral role in safeguarding the Company’s ethical culture and reputation, Code violations may result in serious disciplinary action—up to and including termination, unless those disciplinary actions are prohibited by applicable law. In appropriate cases, the Company may also refer misconduct to the proper authorities for prosecution. This may subject the individuals involved to civil and/or criminal penalties.

WAIVERS
Any waiver of this Code for an officer or a director must be granted in writing by the Nomination and Governance Committee in accordance with its Charter and shall be publicly disclosed in accordance with applicable law and regulations. Waivers for other employees must be granted in writing by the General Counsel or the General Counsel’s designee.
Refer to the Policy for Reporting Concerns and the Employee Handbook for more information about asking questions and reporting concerns, including confidential reporting and investigations.

MAINTAINING A SAFE AND FAIR WORKPLACE
Expectations of Each Other
The Company expects its employees, officers and directors and others associated with the Company to understand their responsibilities to work with high standards of ethics and integrity and to support the Company in doing the right thing. This Code communicates the general expectations for these behaviors. The Company expects everyone doing business with or on behalf of the Company to:
•Act in an honest, fair, respectful and ethical manner.
•Make a personal commitment to conduct business with ethics and integrity, every day, in every situation.
•Act in the best interests of our customers, the Company, employees, and other stakeholders.
•Know and understand the laws, regulations and policies applicable to the operation of the Company’s business.
•Make business decisions based upon what is right, not simply what is easy or expedient.
•Treat people professionally and with dignity and respect.
•Maintain a fair, inclusive, professional and safe workplace free from discrimination, intimidation and harassment.
•Respect the diversity of each other’s talents, abilities and experiences, value the input of others, and foster an environment of trust, collaboration, inclusiveness and candor.
•Report suspected unethical or unlawful behavior promptly in accordance with the provisions of this Code.
•Respect and protect personal, confidential, sensitive and material nonpublic information.
•Manage risk by understanding, identifying, communicating and mitigating risk arising out of the conduct of our business.
Fair Employment
The Company is committed to providing a work environment in which each individual is treated with fairness and respect and without discrimination or harassment. It is the policy of the Company to provide equal employment opportunity in conformance with all applicable laws and regulations to individuals who are qualified to perform job requirements. The Company administers its personnel policies, programs and practices in a nondiscriminatory manner in all respects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training.

Do	Do Not
•Seek out skilled individuals with integrity from a diverse range of cultural and educational backgrounds
•Promote a workplace that allows each employee, officer or director the opportunity to develop his or her full potential to strengthen the Company
•Make merit-based employment decisions
•Provide reasonable accommodations to qualified individuals in all aspects of the employment process
•Abide by wage and hour laws and regulations in the locations where the Company does business

•Discriminate against Company or non-Company personnel with whom the Company has a business relationship with regard to race, color, religion, disability, sexual orientation, gender, gender identity and expression, national origin, citizenship status, military service or reserve or veteran status, marital status, age or other characteristic protected by law
•Employ children or forced labor or do business with third parties who do

Non-Harassment
You must not harass others or create or allow an unprofessional, offensive or hostile work environment. Harassing behavior may be sexual or non-sexual and can include, for example, epithets, slurs, stereotyping, insulting jokes, unwelcome sexual advances or physical contact, offensive or sexually suggestive comments, touching, requests for sexual favors or the display or circulation of offensive or degrading images, text or other material. Harassment will not be tolerated in any form. All employees, including supervisors and managers, will be subject to disciplinary action up to and including termination for any act of harassment.
Individuals who believe they have been subject to harassment should immediately report in accordance with this Code and the Policy for Reporting Concerns. No employee should assume that the Company is aware of a problem. No retaliation will be taken against any employee because he or she reports a problem concerning possible acts of harassment. Employees can raise concerns and reports without fear of reprisal.
Safe and Healthy Workplace
Employees, officers and directors of the Company each have a responsibility to the Company and to each other to promote a safe and secure workplace for all employees. It is your responsibility to know and follow the safety policies, procedures and local laws that apply to your job. You must ensure work areas are secured and free from hazards and workplace violence and report accidents, injuries and unsafe equipment, practices or conditions.
Employees, officers and directors of the Company must not use, possess or be under the influence of alcohol, illegal drugs or any substance that could interfere with safely performing your work. While alcohol may be served at certain Company functions, you are reminded to consume at reasonable limits and to maintain a high level of professionalism at such functions.

You must not possess, use or distribute pornographic, racist, sexist or otherwise offensive materials on the Company’s property or use the Company’s property or networks to obtain or view such information.
Employment
You must disclose to the Company the identities of any other employers from whom you receive substantial compensation while you work for the Company.
It is the policy of the Company to restrict the holding by officers and employees of directorships in nonaffiliated, for-profit organizations and to prohibit the acceptance by any officer or employee of such directorships that would involve a conflict of interest with, or interfere with, the discharge of the officer’s or employee’s duties to the corporation. Any officer or employee may hold directorships in unaffiliated nonprofit organizations unless such directorships would involve a conflict of interest with or interfere with the operation of the officer’s or employee’s duties to the corporation, or obligate the corporation to provide support to that nonprofit organization without prior authorization by the Company. From time to time, officers and employees may be asked to serve as directors of affiliated companies and such service will be deemed part of their normal work assignment.
Refer to the Employee Handbook for more information about maintaining a safe and fair workplace and other employment policies.

ACTING IN THE COMPANY’S BEST INTERESTS
Conflicts of Interest
A conflict of interest occurs when your personal interests interfere, or appear to interfere, with the interests of the Company as a whole. Conflicts of interest can make it difficult for personnel to perform their jobs objectively and effectively. In general, you must avoid, where possible, any interest, investment or association in which a conflict of interest, or the appearance of a conflict, might arise.
This Code requires the ethical handling of conflicts that cannot be avoided. Any situation, transaction or relationship that you are involved in that may give rise to an actual, apparent or potential conflict of interest must be disclosed in advance to and, if appropriate, approved by (a) for officers and directors, the Audit Committee and (b) for other employees, the General Counsel or the General Counsel’s designee.
Examples of Conflicts of Interest
•Directly supervising a family member
•Competing with the Company
•Using Company property, information or position for personal gain
•Engaging in a close personal relationship with someone in your department
•Overseeing a customer or supplier in which a family member is the key contact/decision maker

•Receiving a gift from a third party while negotiating, or during the course of a contractual relationship, on the Company’s behalf
See also the “Gifts and Entertainment” section below.
Corporate Opportunities
You are required to advance the Company’s legitimate business interests whenever possible. This means that you must not take for yourself any business opportunities that you discover through the use of Company property or information or through your position with the Company, unless disclosed in advance to and, if appropriate, approved by (a) for officers and directors, the Audit Committee and (b) for other employees, the General Counsel or the General Counsel’s designee.
Political and Charitable Contributions
The Company encourages giving personal time and funds to support the political candidates and charitable causes of your choice. However, employees, officers and directors of the Company cannot use Company resources or the Company’s name when making contributions to, or involving themselves in, such activities without first obtaining approval. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing in advance by the General Counsel. Payments of corporate funds to any charitable organization or cause may be made only if approved in advance by the General Counsel.
Decency and Personal Relationships
Your personal relationships must not compromise work standards. Just as you are entitled to work free of unlawful discrimination, you are entitled to work without harassment, which is strictly prohibited. In particular, you may not use your position with the Company to pressure anyone into unwelcome relationships, and they may not give or demand work benefits based upon sexual, romantic, or personal relationships, consensual or otherwise.
Even close friendships and mutually consensual relationships among employees can become harmful if they lead others to believe that people are making business decisions based upon social factor (for example, if individuals believe that they need to consent to sexual relationships in order to succeed at the Company or in a particular role). As such, the following rules will apply, unless inconsistent with applicable law:
•Dating or sexual, marital, or romantic relationships between managers and direct reports is not permitted. You are required to disclose romantic or sexual relationships with any fellow coworker, outside partner or vendor (including parties that are seeking the Company’s business or employment). Upon such disclosure, the Company will determine whether the relationship presents a conflict of interest or other risk to the Company. If such a conflict of interest is identified, the Company will work with both parties to resolve the conflict or risk, potentially including changing one or both individuals’ work assignments, adjusting management structures or even resignation.
•You may not use work resources or opportunities to pressure others into relationships.

Guide to Sound Decision Making
You may face difficult decisions and may be unclear what to do in a situation. The following three steps can help you make decisions that will preserve the trust that others have placed in you:
•Pause. Pausing before acting to consider how to approach a situation can help overcome emotional decisions and rationalizations and provide clarity and a course of action.
•Think. Some of the following questions can help determine the best course of action.
•Ask.
oIs the action consistent with law, internal policies, standards, procedures and guidelines?
oIs it in the best interest of our customers, the Company, employees and other stakeholders?
oWould it be okay if everyone did it?
oIf we can do it, should we do it?
oWould I be proud of this action or decision if it were published in the news?
Answering “no” to any of these questions may result in serious consequences. Act only by discussing the situation with your supervisors, or others in appropriate departments such as Human Resources, Compliance, or the Legal Department. These resources are available to you to provide guidance on making sound decisions for the long-term benefit of our stakeholders.
Alcohol and Other Recreational Substances
Excessive consumption of alcohol or other intoxicants is not permitted when you are at work, doing business, or attending a Company-related event, whether onsite or offsite. All leaders are expected to create teams, events, offsites, and environments in which excessive consumption of alcohol or other intoxicants is discouraged. Managers and other team leaders must take appropriate steps to address any excessive consumption among their teams.
The Company is committed to a safe, healthy and productive workplace for all employees. the Company recognizes that alcohol, drug and other substance abuse by employees will impair their ability to perform properly and will have serious adverse effects on the safety, efficiency and productivity of other employees and the Company as a whole. The misuse of legitimate drugs, or the use, possession, distribution or sale of illicit or prescribed controlled drugs on the Company’s business or premises, is strictly prohibited, and is grounds for termination. Possession, use, distribution or sale of alcoholic beverages on Company premises is not allowed without prior approval of appropriate senior manager. Being unfit for work because of the use of drugs or alcohol is strictly prohibited and is grounds for termination of employment. While this policy refers specifically to alcohol and drugs, it is intended to apply to inhalants and all other forms of substance abuse.
The Company recognizes alcohol or drug dependency is a treatable condition. Employees who suspect that they have such a dependency are encouraged to seek advice and to follow appropriate treatment promptly before it results in job performance problems. Employees who do follow approved treatment will receive benefits in accordance with the provisions of the Company’s established benefit plans and medical coverage consistent with those plans. Employees returning from a rehabilitation program may be required to participate in a Company approved aftercare program. If an employee who is suffering from an alcohol or drug dependency refuses rehabilitation or fails to respond to treatment or fails to meet satisfactory standards of effective work performance, appropriate disciplinary action, up to and including termination, will be taken. This policy does not require and should not result in any special regulations, privileges, or exemptions from normal job performance requirements solely based upon alcohol or drug dependency.
The Company may conduct unannounced searches for drugs and alcohol on the Company owned or controlled property. The Company may also require employees to submit to medical evaluation or alcohol and drug testing where cause exists to suspect alcohol or drug use, including workplace incidents.
Unannounced, periodic or random testing will be conducted when an employee meets any of the following conditions: has had a substance abuse problem or is working in a designated position identified by management, a position where such testing is required by law, or a specified executive position. A positive test result or refusal to submit to a drug or alcohol test is grounds for disciplinary action, including termination.
Refer to the Related Person Transaction Policy and the Employee Handbook for more information about conflicts of interests and outside employment.

PROTECTING COMPANY ASSETS AND INFORMATION
Refer to the Employee Handbook for more information regarding the software code of ethics, computer and security systems, and your obligations related to the Company’s assets and information.
Employees, officers and directors of the Company must ensure the proper and efficient use of Company property and protect it from theft, damage, loss and misuse. “Company property” includes the Company’s physical and intangible assets, such as facilities, equipment, vehicles, software, computers, funds and supplies, as well as the Company’s network and computer systems; power and energy sources; ideas and innovations; and confidential information and data.
Technological Equipment
Employees, officers and directors of the Company must use the Company’s technological equipment for business purposes and to serve the Company’s interests. This equipment includes computers and related equipment, smart phones and tablets, software, information technology systems, networks and storage media. The Company owns or has been licensed to use the technology you use in the Company’s businesses, including hardware, software and computer systems. You are responsible for taking proper security precautions when using the Company’s networks and information technology systems. Be sure to secure your computers, phones, tablets and other devices properly when unattended. Before sending information considered sensitive or vulnerable, you should password protect or encrypt the information.

Confidential Information
Confidential information is an important Company asset. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or other companies with which the Company does business, if disclosed. This includes all information, in any format, that the Company has a legitimate business interest in protecting. Confidential information includes technology, products, concepts, valuable ideas, trade secrets, technical information, strategies, business and product plans, customer and employee information, as well as other non-public information about the Company (whether or not material to the Company) or that might be of use to competitors or harmful to the Company, its customers, suppliers or other stakeholders if disclosed. Confidential information may also include information received from or relating to third parties with which the Company has or is contemplating a relationship, such as current or potential customers, operators, suppliers or strategic partners, and, in addition, may consist of the fact of such relationship or contemplation of such relationship.
You must maintain the confidentiality of information entrusted to you by the Company or companies with which the Company does business, except when disclosure is authorized or legally mandated.
The obligation to treat information as confidential does not end when an individual leaves the Company. Upon separation from the Company, everything that belongs to the Company, including all documents and other materials containing confidential information, must be returned.

Do	Do Not
•Carefully guard against disclosure of confidential information to people outside the Company (including, but not limited to, family members and business or social acquaintances)
•Provide confidential information only to co-workers or outside third parties who have a need to know for business purposes or where such disclosure is legally mandated under the guidance and direction of the General Counsel
•Use nondisclosure agreements when you need to disclose confidential information to outside third parties
•Use confidential information received from outside third parties only for the specific purpose for which it was disclosed and consistent with the terms of the applicable nondisclosure agreement
•Comply with applicable privacy, information security and data protection laws that govern the handling of private and sensitive information (see the “Data Privacy and Protecting Employee Data” section below for more information)
•Return all confidential information in your possession when you leave the Company, wherever that information is located

•Use confidential information for your own personal benefit or the personal benefit of persons inside or outside the Company
•Discuss confidential information in places (public or otherwise) where outside parties can overhear you, such as taxis, public transportation, elevators or restaurants
•Ask new employees for confidential information about, or acquired at or from, their former employer

In addition, if you have signed a confidentiality agreement with the Company, refer to that agreement for more information regarding your specific obligations in relation to confidential information.

Intellectual Property
Patents, copyrights and trademarks are legal terms that define when an invention, product, written work or name is owned by an individual or company and use of these by others is prohibited without express permission. Ownership rights in patents, copyrights and trademarks are granted on a country-by-country basis. You may sometimes develop ideas, processes and technology on the Company’s behalf or in the scope of your work for the Company that will be protected by patents, copyrights, trademarks or trade secret laws. This “intellectual property” usually belongs to the Company, depending on the situation. As required by law and the terms of your employment, each of you agrees to assign the rights to any such intellectual property to the Company.

Do	Do Not
•Obtain express permission from the owner before using patents, copyrights and trademarks belonging to others
•Obtain authorization from the author or owner before copying or using proprietary data, product drawings, user manuals, names or software created by someone else
•Communicate with the IT Department prior to downloading any software to your Company computer

•Plagiarize or make inappropriate use of articles or materials published by others
•Download, open or use computer software for which there are no software licensing agreements, which could violate copyright laws or that does not have a business purpose

Data Privacy and Protecting Employee Data
The Company protects personal data through organizational and technical measures including IT security tools, restrictions on access to the data and physical security measures to help prevent unauthorized or unlawful access, disclosure, loss, destruction or damage. The Company accesses and uses personal data only for legitimate business purposes and maintains appropriate access controls and use limitations. Only those individuals who need the data to accomplish a business objective should have access to personal data and only for as long as they need it to accomplish the objective.
You are required to follow all applicable privacy, information security and data protection laws that govern the handling, use and retention of personal data, which means any information that, standing alone or in connection with other data, could be used to identify the individual to whom the information relates. Some information is particularly sensitive personal data, such as health information, government identification numbers and compensation data, and is subject to even further protections.
Any collection, storage, processing, transfer, sharing or use of personal data must be done in a manner that protects such data from inadvertent or unauthorized access, use, disclosure, loss, destruction or damage, and any authorized disclosure or use must be in compliance with local laws.
Use of Company Name and Resources; Electronic Communications
The Company provides resources such as computers, phones and other physical assets to enable you to conduct business. While you are permitted limited, reasonable and personal use of these assets, such personal use should not detract from the performance of your duties or violate any Company policy or applicable law.
You must never use a Company screen name, email account, or affiliation in advertising or promotional material, including via social media (except on behalf of the Company), without the Company’s express, written permission. Further, you must not use these resources to improperly disclose or misuse the Company’s confidential information, conduct illegal activities, access or download obscene or sexually explicit material, or communicate discriminatory, harassing or threatening messages. You have no expectation of personal privacy in connection with the use of Company resources unless otherwise permitted by law. The Company reserves all rights, to the fullest extent permitted by applicable law, to monitor and review any messages, internet browsing history and other information sent, received or viewed using Company resources.

Do	Do Not
•Keep personal data secure and confidential at all times •Maintain accuracy of personal data •Only collect data that is relevant to the purpose for which it is collected
•Share personal data with anyone who does not have a relevant and legitimate business responsibility related to the data
•Retain personal data longer than necessary to complete business objectives or meet legal requirements
•Transfer data outside the country in which it was collected without guidance from Compliance
•Use social media to disclose confidential or proprietary information about the Company, its employees or its members

Records Management
In the course of its business, the Company produces and receives large numbers of records, both paper and electronic. You are required to comply with the policy regarding how long you should retain records and when and how you should dispose of them. The Company’s policy is to identify, maintain, safeguard and destroy or retain, as applicable, all records in the Company’s possession on a systematic and regular basis.
If you are notified that documents and records in your possession are relevant to any pending or contemplated litigation or an investigation or audit, do not alter, delete or destroy the records, and follow the guidelines set forth in the notification. This may require you to affirmatively preserve from destruction all relevant records that, without intervention, would automatically be destroyed or erased (such as emails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company.

Refer to the Employee Handbook for more information about maintaining books and records and other record management policies.
Responding to Inquiries
To ensure that the Company speaks with one voice and has a consistent message, only designated spokespersons within the Company are authorized to make certain statements to the public on behalf of or about the Company. If you are contacted by anyone outside the Company seeking information about the Company and you have not been expressly authorized by the Chief Executive Officer or the Chief Financial Officer to provide such information, you should refer the request to the Chief Financial Officer or Investor Relations. Requests for information from regulators or the government should be referred to the General Counsel.

COMPLY WITH APPLICABLE LAWS, REGULATIONS AND RULES
Accurate Books and Records
All Company documents must be completed accurately and in a timely manner, including all personnel, time, safety, travel and expense reports. When applicable, documents must be properly authorized. You must not make false or misleading entries, records or documentation.
The Company’s financial activities must be recorded in compliance with all applicable laws and accounting practices, and the Company’s internal controls, to enable full, fair, accurate, timely and understandable disclosures.
Refer to the Employee Handbook for more information about maintaining books and records and other record management policies.
Insider Trading
You are generally prohibited by Company policy and by law from buying or selling publicly traded securities for any purpose at a time when you are in possession of “material nonpublic information.” This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities – known as “tipping” – is also illegal. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security.
Under the Company’s Insider Trading Policy, officers, directors and certain employees are also subject to blackout periods during which they are generally prohibited from buying or selling Company stock or other derivative Company securities.
Examples of Material Information
•Financial results or internal financial information
•A significant expansion or curtailment of operations
•Major changes in lines of business, including significant new services or products

•Significant financing transactions or borrowings, such as a significant drawdown on a credit facility or a securities offering
•Matters relating to cash dividends, stock repurchases or stock splits
•Major transactions, such as mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets
•Change in the auditor or a significant notification from an auditor
•Major changes in directors or senior management
•Major litigation, expected major litigation and related developments
•Significant internal or external investigations, including government investigations, and related developments
See the Company’s Insider Trading Policy for more information.
Anti-Money Laundering
Money laundering is the process by which individuals or entities move criminal funds through the financial system in order to hide traces of their criminal origin or otherwise try to make these funds look legitimate. The Company is committed to complying fully with all applicable anti- money laundering laws.
Examples of Money Laundering “Red Flags”
•Payments made in currencies other than those specified in the invoice
•Attempts to make large payments in cash (i.e., physical currency)
•Payments made by or to a third party not involved in the contract or an account other than the normal business relationship account
•Requests or attempts to make payments for each invoice or group of invoices through multiple forms of payment
•Requests to make an overpayment
Fair Dealing
The Company depends on its reputation for quality, service and integrity. You are required to deal truthfully with the Company’s customers and business partners, without manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. You must not make false or misleading statements about the Company’s competitors or their products or services.

Government Investigations
It is the Company’s policy to reasonably cooperate with legitimate government investigations. Unless prohibited by law, you must promptly notify the General Counsel of any government investigations or inquiries from government agencies concerning the Company.
You must not (a) obstruct lawful collection of information, data, or records by, or (b) lie or make misleading statements to government agencies of applicable jurisdiction. You must not attempt to prevent any other person from providing accurate information to such government agencies, or retaliate against any person for doing so.
You must immediately notify the Company if you are accused of, arrested or indicted for, or convicted of any action involving allegations of fraud, dishonesty, or violations of applicable securities laws or regulations (including, for example, money laundering, securities fraud, or the U.S. Foreign Corrupt Practices Act). You must also disclose any involvement in any law enforcement agency’s or securities regulator’s investigations or indictments, as well as any private actions alleging dishonesty, fraud, or violations of the securities laws.
Bribery and Corruption
Offering or paying bribes to win business or obtain an unfair advantage is unacceptable no matter where the Company is doing business, even if business is lost or difficulties are encountered as a result (for example, delays in obtaining permits or licenses). Offering, paying, accepting or soliciting bribes, kickbacks, payoffs, inducements and other corrupt payments may expose individuals and the Company to civil and/or criminal liability.
A “bribe” is anything of value offered, promised or given directly or indirectly to improperly influence the actions of a third party in order to obtain or retain business or gain a business advantage. Bribes may include money in any form (including cash equivalents), gifts, travel or other expenses, entertainment or other hospitality, below-market loans, discounts, favors, business or employment opportunities, political or charitable contributions, or any direct or indirect benefit. The Company does not permit “facilitating payments” to expedite the routine performance of legitimate duties, except in extraordinary circumstances as approved by the General Counsel.
You must not engage in corruption, extortion or embezzlement in any form with any third party, public or private, whether offered, paid, accepted or solicited directly by the Company’s employees or indirectly through third parties. You must not use agents, consultants, independent contractors or other third parties to do indirectly what you cannot do directly under this Code or applicable laws, rules and regulations.
Gifts and Entertainment
Gifts and entertainment can foster positive business relationships but may create an inappropriate expectation or feeling of obligation or give rise to a conflict of interest. Care must be exercised when giving gifts or extending hospitality to avoid being perceived as trying to influence a decision or outcome. You are required to understand and abide by this Code and the law when offering or accepting any gifts or entertainment from customers, suppliers, other business partners, government officials or their family members.

You are required to obtain approval from the General Counsel when offering or accepting gifts or entertainment (a) of any amount to any government official and (b) exceeding $100 in value.
When working with potential or existing government customers, it is critical that you abide by the various laws, regulations and rules that apply to government contract work. These rules are often much more strict and complex than those that govern the Company’s sales to commercial customers. If you work on projects involving government agencies, it is your responsibility to know and follow the particular rules that apply to those customers and their projects.

Do	Do Not
•Only accept unsolicited gifts and entertainment that are customary and commonly accepted, not excessive in value and given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift or entertainment
•Ensure that any gifts and entertainment offered by the Company are in connection with Company business, in good taste, customary and commonly accepted, and not excessive in value

•Accept any gifts or entertainment that could influence or be perceived to influence their business decisions on behalf of the Company
•Request or ask for gifts or entertainment from people doing business with the Company
•Accept any gift of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount
•Offer any gift or entertainment that would violate the other party’s gift and entertainment policy

Competition Laws
Competition laws are designed to promote a free and open marketplace by prohibiting arrangements with competitors that restrain trade. You must not enter into any anti-competitive arrangements, such as agreements with competitors that affect prices, costs, terms or conditions of sale, the markets in which you and/or they will compete, or customers or suppliers with whom you and/or they will do business.
Trade Controls
You are required to comply with all applicable trade laws and economic sanctions laws and regulations. These laws generally apply to the import, export and transfer of certain products and technology by U.S. companies.
Environment and Human Rights
The Company is committed to creating economic value for shareholders and customers through sustainable practices that protect the long-term well-being of the environment, the Company’s employees and the communities in which the Company operates.

You are required to comply with all applicable environmental laws, regulations and standards, and minimize any adverse impact on the environment. You must also endeavor to conserve natural resources and energy, and reduce or eliminate waste and the use of hazardous substances.
To enable the Company to conduct business in a way that respects and upholds fundamental human rights, you are required to comply with laws, regulations and standards that relate to human rights topics such as equal employment opportunities, freedom of association, child and forced labor, human trafficking and health and safety. See the “Maintaining a Safe and Fair Workplace” section above for more information.
Neither the adoption of this Code nor any description of its provisions constitutes a representation of full compliance with this Code. This Code does not, in any way, constitute an employment contract or an assurance of continued employment. This Code is not intended to create any third-party rights and should not be construed to do so.
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CERTIFICATION
I hereby certify that I have received and read the Applied Digital Corporation’s Code of Conduct (the “Code”). I understand the Code’s contents and am in compliance with the Code and agree to continue to comply with the Code.

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